Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Second Quarter 2007 Operating Results

COSTA MESA, Calif., July 26, 2007 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the second quarter and six months ended June 30, 2007.

Overview

During the second quarter ended June 30, 2007, the Company’s income from continuing operations, which consist of our commercial banking business, declined by $216,000, or 12%, to $1.5 million, or $0.14 per diluted share, from $1.8 million, or $0.17 per diluted share, in the same quarter of 2006. For the six months ended June 30, 2007, income from continuing operations decreased by $498,000, or 14%, to $3.1 million, or $0.29 per diluted share, from $3.6 million, or $0.34 per diluted share, in the six months ended 2006. We had no discontinued operations in the three and six month periods of 2007, therefore net income for those periods also totaled $1.5 million, or $0.14 per diluted share, and $3.1 million, or $0.29 per diluted share, respectively. This compares to net income of $1.7 million, or $0.16 per diluted share, and $3.4 million, or $0.32 per diluted share, respectively, in the three and six months ended June 30, 2006, during which our results of operations included losses of $73,000, or $0.01 per diluted share, and $189,000, or $0.02 per diluted share, respectively, that were sustained by our discontinued securities brokerage business. We sold that business in June 2006.

The decreases in income from continuing operations in the quarter and six months ended June 30, 2007, were primarily attributable to decreases in net interest income of $418,000, or 5%, and $806,000, or 5%, respectively. The decreases in net interest income were due, for the most part, to increases in interest expense of $2.6 million, or 35%, and $5.5 million, or 40%, that more than offset increases in interest income of $2.2 million, or 14%, and $4.8 million, or 16%, for the quarter and six months ended 2007. These decreases in net interest income also led to reductions in our net interest margin to 2.92% in the second quarter of 2007, from 3.38% in the same quarter of 2006, and to 2.99% in the six months ended June 30, 2007, from 3.42% for the same period in the prior year.

Raymond E. Dellerba, President and Chief Executive Officer, commenting on the Company’s second quarter operating results, stated that “the decline in income in this year’s second quarter was attributable primarily to decreases in net interest income, due to having to pay higher rates of interest for deposits in a very competitive interest rate market. Even though our total commercial loan volume continued to grow, both in the number and the dollar volume of loans booked, this has been offset by the large pay downs we have seen in construction loans, many of which we have chosen not to renew, due to the declining demand for new single family unattached home construction and single family home developments. We anticipate that there will be continued weakness in the real estate sector during the next two years.” Mr. Dellerba went on to say, “consequently, we have continued to grow and strengthen our commercial loan portfolio, as the numbers bear out. We have hired six (6) new commercial loan officers, two (2) new commercial business development officers and nine (9) underwriters and processors to accommodate that additional commercial loan volume. Along with the increased commercial loan volume, we would seek to garner attendant core deposits to enable us to reduce our reliance on higher cost time certificates of deposit and, thereby, improve our net interest margins.”

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PMBC Earnings Release, July 26, 2007

Results of Continuing Operations

Net Interest Income. Net interest income, a primary measure of bank profitability, decreased in the second quarter of 2007 by $418,000, or 5%, to $7.8 million from $8.3 million in the second quarter of the prior year. In the six months ended June 30, 2007, net interest income decreased by $806,000, or 5% to $15.6 million from $16.4 million in the same six months of 2006. Although we were able to grow our loan portfolio and thereby increase our interest income by $2.2 million, or 14%, and by $4.8 million, or 16%, respectively, in the three and six month periods ended June 30, 2007, those increases were more than offset by increases in interest expense of $2.6 million, or 35%, and $5.5 million, or 40%, respectively, in the quarter and six months ended June 30, 2007. The increases in interest expense were primarily attributable to increases in volume of interest-bearing deposits and increases in interest rates paid on deposits in response to increases in market rates of interest.

Non-interest Income. Non-interest income declined by $12,000 or 4%, to $315,000 in the second quarter of 2007, from $327,000 for the same period in 2006. In the six months ended June 30, 2007 non-interest income increased by $63,000, or 10% to $668,000 from $605,000 in 2006, due in part to an increase of $17,000, or 5%, in service charges collected on deposit accounts.

Non-interest Expense. Non-interest expense increased by $132,000, or 3%, in the quarter ended June 30, 2007 and by $136,000, or 1%, in the six months ended June 30, 2007, in each case, as compared to the respective corresponding period of 2006. Those increases were, for the most part, attributable to increases in Federal Deposit Insurance assessments on federally insured banking institutions that were attributable to a change in assessment formulas mandated by the Federal Deposit Insurance Reform Act of 2005. Those increases more than offset decreases in other operating expenses over which we have greater control, including decreases in employee compensation expense and in occupancy and equipment costs in the quarter ended June 30, 2007. As a result of the combined effect of the increases in non-interest expense and the declines in net interest income in the quarter and six months ended June 30, 2007, our efficiency ratios (operating expenses as a percentage of total revenues from continuing operations) during those periods were approximately 66% and 64%, respectively, as compared to approximately 61% in both the quarter and six months ended June 30, 2006.

Discontinued Operations. As previously reported, in the second quarter of 2006 we sold our securities brokerage business and, accordingly, for financial reporting purposes that business was classified as discontinued operations in 2006. Since we were able to sell that business in the second quarter of 2006, those discontinued operations had no financial impact on our operating results in the three and six month periods ended June 30, 2007 and also will not have any financial impact on our operating results during the remainder of 2007. By comparison, those discontinued operations sustained a loss of $73,000 and $189,000 in the three and six month periods of 2006, respectively.

Balance Sheet Growth and Asset Quality

Loans and Assets. Loans (net of the allowance for loan losses) increased by $32 million, or 5%, to $741 million at June 30, 2007, from $709 million at June 30, 2006. Fed funds sold increased by $89 million to $101 million at June 30, 2007, from $12 million at June 30, 2006. Those increases in loans and fed funds sold, which were funded primarily by a $125 million increase in deposits, contributed to an 11% increase in total assets to $1.1 billion at June 30, 2007, from $1.0 billion one year earlier.

“Over the last twelve months our primary focus has been on generating commercial and owner occupied commercial real estate loans. Our commercial loans and owner occupied commercial real estate loans now represent 33% and 21%, respectively, of our loan portfolio, as of June 30, 2007, up from 29% and 12%, respectively, as of June 30, 2006.” said Ms. Gray, CFO. “The major shift in our loan portfolio began in June 2005, when we exited the mortgage origination business and has continued with the decision in the fourth quarter of 2006 to significantly curtail loan originations for single family construction. We continue to service our commercial and industrial construction loan customers, but we are not soliciting new single family unattached residential construction loans as a result of the current economic trends, which reflect an over supply of single family residential units,” added Ms. Gray.

In addition to continuing to closely monitoring the mix of our loan portfolio, we have expanded upon two areas we believe will enable us to grow our loan volume and diversify our portfolio” continued Ms. Gray. “We have hired an experienced SBA loan team that is headquartered in our Inland Empire Office and has begun originating new

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PMBC Earnings Release, July 26, 2007

SBA loans. We have been SBA Express (SBX) certified and are in the process of filing for our SBA Preferred Lender Program (PLP) certification. In addition, we were able to bring aboard an excellent, established medical lending professional. He and his team specialize in making loans to the medical profession, which would provide an additional source of commercial loans for our portfolio. We believe that the customer relationships that we will be able to establish as a result of our SBA and medical finance programs also will help us to generate additional core deposits for the Bank,” concluded Ms. Gray.

Deposits and Other Interest Bearing Liabilities. Deposits also increased, growing by $126 million, or 20%, to $768 million at June 30, 2007, from $642 million at June 30, 2006, primarily as a result of a $127 million, or 45% increase in time deposits to $408 million at June 30, 2007, from $281 million at June 30, 2006. That increase in time deposits was primarily the result of a deposit marketing campaign that we began in the fourth quarter of 2005 primarily to provide us with an additional source of funding to grow our loan volume.

Due primarily to the increase in time deposits, we were able to reduce our other interest bearing liabilities, which consist primarily of Federal Home Loan Bank borrowings that we have used to fund increases in loans and other earning assets and to manage interest rate risk, to $219 million at June 30, 2007 from $250 million at June 30, 2006.

Non-Performing Loans and Allowance for Loan Losses. Loans classified as non-performing, 90 days past due or impaired, totaled $4.6 million, or 0.62% of total loans outstanding, at June 30, 2007, as compared to $637,000, or 0.08% of total loans outstanding, at June 30, 2006. We had no restructured loans at June 30, 2007 or 2006. The allowance for loan losses totaled $6.0 million, or 0.81% of loans outstanding, at June 30, 2007, as compared to $5.6 million and 0.78%, respectively, at June 30, 2006. That increase in the allowance for loan losses was made in response to the increase in loan volume over the 12 months ended June 30, 2007, by making $1.2 million of provisions for possible loans losses between June 30, 2006 and June 30, 2007, including a provision of $325,000 in the quarter ended June 30, 2007, as compared to $335,000 in the quarter ended June 30, 2006.

Ms. Gray commented, “The increase in non-performing loans at June 30, 2007, as compared to June 30 last year, primarily represents three commercial loan relationships and two mortgage loans. However, these loans are well-collateralized, and adequate reserves are in place.”

Share Repurchases and Redemptions of Subordinated Debentures. During the second quarter of 2007, the Company repurchased 50,000 shares of its common stock in open market transactions for an aggregate purchase price of $687,500. Those share repurchases were made pursuant to a previously announced share repurchase program, which authorized the Company to purchase up to two percent (2%) of its outstanding common shares, or approximately 200,000 shares in total.

Using available cash, on July 2, 2007 the Company exercised its optional redemption rights to redeem $5,155,000 principal amount of its outstanding Junior Subordinated Debentures, at par. The Company intends to use available cash to redeem an additional $5,155,000 principal amount of its Junior Subordinated Debentures in August of this year, also at par, pursuant to its optional redemption rights with respect to those Debentures. After giving effect to these redemptions, the remaining aggregate principal amount of the Company’s outstanding Junior Subordinated Debentures will total $17.5 million, down from the $27.8 million principal amount that had been outstanding at June 30, 2007.

After giving effect to these share repurchases and the redemptions of these Junior Subordinated Debentures, the Company will continue to be considered well-capitalized under applicable regulatory capital adequacy guidelines.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

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PMBC Earnings Release, July 26, 2007

The Bank operates four Orange County financial centers, located in the cities of Newport Beach, Costa Mesa, visible from the 405 and 73 Freeways, La Habra and San Juan Capistrano, our newly relocated South County financial center, visible from the 5 Freeway. In addition, we have two Los Angeles County financial center, located in the cities of Beverly Hills and Long Beach; one San Diego County financial center, located in La Jolla; and one financial center serving the Inland Empire, visible from the 10 Freeway, in Ontario, California. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and trends in our business or markets, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected future financial performance as set forth in the forward-looking statements contained in this news release. These risks and uncertainties relate to such matters as, but are not limited to, the following:

•

Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits.

•

Adverse changes in local or national economic conditions, which could lead to a decline in loan volume or an increase in loan delinquencies that would result in declines in our net interest income and in our net income.

•

Changes in Federal Reserve Board monetary policies which directly affect prevailing market rates of interest and, therefore, could cause increases in our costs of funds and affect the willingness or ability of customers to borrow money, which could result in reductions in loan demand and in our net interest income and, thereby, adversely affect our operating results.

•	The risk that declines in real property values in Southern California would result in deterioration in the performance of our loan portfolio or a reduction in loan demand.

•

The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services that will gain market acceptance.

•	The risks that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California, could adversely affect our operating results.

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

•	Increased government regulation which could increase the costs of our operations or make us less competitive.

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the Company’s Annual Report on Form 10-K for its year ended December 31, 2006, filed with the Securities and Exchange Commission. Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC Earnings Release, July 26, 2007

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Percent Change	2007	2006	Percent Change
Total interest income	$17,892	$15,683	14.1%	$35,052	$30,278	15.8%
Total interest expense	10,046	7,419	35.4%	19,435	13,855	40.3%

Net interest income	7,846	8,264	(5.1)%	15,617	16,423	(4.9)%
Provision for loan losses	325	335	(3.0)%	625	560	11.6%

Net interest income after provision for loan losses	7,521	7,929	(5.1)%	14,992	15,863	(5.5)%
Non-interest income
Service charges & fees on deposits	198	205	(3.4)%	385	368	4.6%
Other non-interest income	117	122	(4.1)%	283	237	19.4%

Total non-interest income	315	327	(3.7)%	668	605	10.4%
Non-interest expense
Salaries & employee benefits	2,794	2,819	(0.9)%	5,775	5,742	0.6%
Occupancy and equipment	700	976	(28.3)%	1,365	1,939	(29.6)%
Other non-interest expense	1,899	1,466	29.5%	3,353	2,676	25.3%

Total non-interest expense	5,393	5,261	2.5%	10,493	10,357	1.3%

Income before income taxes	2,443	2,995	(18.4)%	5,167	6,111	(15.5)%
Income tax expense	899	1,235	(27.2)%	2,029	2,475	(18.0)%

Income from continuing operations net of taxes	1,544	1,760	(12.3)%	3,138	3,636	(13.7)%
Income (loss) from discontinued operations, net of taxes	0	(73)	0	0	(189)	0

Net Income	$1,544	$1,687	(8.5)%	$3,138	$3,447	(9.0)%

Net income(loss) per basic share:
Income from continuing operations	$0.15	$0.18		$0.30	$0.36
Income (loss) from discontinued operations	$0.00	$(0.01)		$0.00	$(0.02)

Net Income	$0.15	$0.17		$0.30	$0.34

Net income(loss) per diluted share:
Income from continuing operations	$0.14	$0.17		$0.29	$0.34
Income (loss) from discontinued operations	$0.00	$(0.01)		$0.00	$(0.02)

Net Income	$0.14	$0.16		$0.29	$0.32

Weighted average shares outstanding (in thousands)
Basic	10,397	10,248		10,361	10,227
Diluted	10,748	10,757		10,765	10,751

Ratios from continuing operations(1)
ROA	0.56%	0.72%		0.59%	0.73%
ROE	6.79%	8.91%		7.01%	9.07%
Efficiency ratio	66.08%	61.24%		64.43%	60.82%
Net interest margin (1)	2.92%	3. 38%		2.99%	3.42%

(1)	Ratios and net interest margin for the three and six month periods ended June 30, 2007 and 2006 have been annualized.

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PMBC Earnings Release, July 26, 2007

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	June 30,		Percent Increase/(Decrease)
	2007	2006
ASSETS
Cash and due from banks	$18,161	$18,420	(1.4)%
Fed funds sold	101,000	12,400	714.5%
Interest bearing deposits	198	299	(33.8)%
Investments	239,100	250,449	(4.5)%
Loans (net of allowance of $6,029 and $5,596, respectively)	740,541	708,359	4.5%
Investment in unconsolidated trust subsidiaries	837	837	0.0%
Other assets	19,836	19,829	0.0%

Total Assets	$1,119,673	$1,010,593	10.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$183,742	$210,426	(12.7)%
Interest bearing deposits
Interest checking	20,882	21,997	(5.1)%
Savings/money market	155,386	128,294	21.1%
Certificates of deposit	407,676	281,215	45.0%

Total interest bearing deposits	583,944	431,506	35.3%

Total deposits	767,686	641,932	19.6%
Other borrowings	225,683	253,672	(11.0)%
Other liabilities	7,618	6,243	22.0%
Junior subordinated debentures	27,837	27,837	0.0%

Total liabilities	1,028,824	929,684	10.7%
Shareholders’ equity	90,849	80,909	12.3%

Total Liabilities and Shareholders’ Equity	$1,119,673	$1,010,593	10.8%

Tangible book value per share(1)	$9.08	$8.43

Shares outstanding	10,410,262	10,289,964

(1)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

Average Balances
	Six Months Ended June 30,
(dollars in thousands)	2007	2006
Average gross loans (*)	$737,703	$690,805
Average earning assets	$1,052,850	$968,174
Average assets	$1,081,004	$999,377
Average equity	$90,330	$80,864
Average interest bearing deposits	$558,879	$423,091

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

Credit Quality Data
	At June 30,
(dollars in thousands)	2007	2006
Total non-performing assets	$4,560	$637
Net charge-offs year-to-date	$525	$90
90-day past due loans	$3,998	$637
Allowance for loan losses	$6,029	$5,596
Allowance for loan losses /gross loans (excl. loans held for sale)	0.81%	0.78%
Allowance for loan losses /total assets	0.54%	0.55%

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